Exhibit 4.2

This Note and the securities issuable on conversion hereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities law and may not be transferred or sold unless (i) registered under the Securities Act and applicable state securities laws or (ii) an exemption from registration is available at the time of such transfer or sale.

GVI SECURITY SOLUTIONS, INC.

6% Subordinated Secured Convertible Promissory Note

$____,000	As of October 4, 2006

FOR VALUE RECEIVED, GVI SECURITY SOLUTIONS, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of ____________________ (the “Payee”), with an address at ____________________________________________________, on October 1, 2009 (the “Maturity Date”), the principal sum of _________________________ _________________ ($______), together with all interest that has accrued thereon from the date hereof in accordance with the terms of this Subordinated Secured Promissory Note (this “Note”).

Interest on the outstanding principal balance of this Note shall accrue from the date hereof until paid in full at the rate of 6% per annum, calculated on the basis of a 365 day year, and shall be due and payable quarterly on December 31, March 30, June 30 and September 30 of each year. Interest shall be payable, at the Borrower’s election, either (i) in cash, or (ii) in shares of the Borrower’s common stock, par value $.001 per share (“Common Stock”) valued at the Conversion Price (defined below) as from time to time in effect.

On the Maturity Date, the principal amount of this Note shall be repaid in cash, or at Borrower’s option, provided that the average of the closing sales price of the Common Stock for the 10 trading days immediately preceding Maturity Date, as reported by the Nasdaq Stock Market, the NASD OTC Bulletin Board, the Pink Sheets LLC, or such other principal market on which the Common Stock is then traded or quoted, equals or exceeds 150% of the Conversion Price at such time, in shares of Common Stock valued at such Conversion Price.

This Note has been issued together with other identical promissory notes in the aggregate principal amount of up to $5 million (the “Other Notes”), and has been issued to Payee pursuant to a Subscription Agreement between Borrower and Payee (the “Subscription Agreement”). This Note is subject to the terms, conditions, covenants and agreements set forth in the Subscription Agreement.

The payment of principal of and interest on this Note is subordinate to the payment of the indebtedness of Borrower to Laurus Master Fund Ltd. in the manner and to the extent provided for in that certain Subordination Agreement between Laurus Master Fund Ltd., Payee and the payees under the Other Notes (such payees, together with the Payee, the “Holders”).

This Note is secured by a Security Agreement of even date herewith of the Borrower in favor of W-net, Inc., as collateral agent for the Holders covering certain collateral, all as more particularly described and provided therein, and is entitled to the benefits thereof.

Upon the occurrence of any of the following (each, an “Event of Default”), other than the Events of Default referred to in clause (b) or (c) below, Payee may declare by notice to Borrower any and all obligations of Borrower hereunder to be immediately due and payable, and upon the occurrence of any Event of Default referred to in clause (b) or (c) below, any and all obligations of Borrower hereunder shall automatically become due and payable immediately without notice or demand:

(a) Borrower shall default in the payment of any amount due under this Note and shall not cure such default within 15 business days after Borrower receives written notice of such default from Payee;

(b) Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian or similar official for Borrower or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of its creditors, (vi) admit in writing its inability to pay its debts as they come due or (vii) take corporate action for the purpose of effecting any of the foregoing; or

(c) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or of a substantial part of its property, under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian or similar official for Borrower or for a substantial part of its property or (iii) the winding-up or liquidation of Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days.

This Note incorporates the following additional terms:

1.  Payee by acceptance of this Note covenants and represents to Borrower that this Note and any securities issued on exercise of the conversion privilege contained herein are being acquired by the Payee without a view to distribution and that the Payee will at no time transfer, assign or dispose of this Note or such securities except in compliance with the requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

2. Borrower may prepay this Note at any time following the Conversion Date (defined below) without any penalty or premium, in whole or from time to time in part, upon written notice given at least five business days prior to the date fixed for such prepayment, subject to the right of Payee to exercise its conversion rights hereunder with respect to the unpaid principal of and interest accrued on this Note, at any time after the giving of such notice until the time of such prepayment. All payments received by Payee shall be applied first to the payment of all accrued interest payable hereunder.

3.        (a) Subject to and upon compliance with the provisions of Sections 3 and 4 hereof, following the Conversion Date, the Payee may, at its option, at any time thereafter, convert all or any portion of the principal amount of this Note, together with all accrued interest on the principal portion hereof being so converted, into fully paid and non-assessable shares of Common Stock at a price equal to $0.004 per share (the “Conversion Price”) subject to adjustment as provided below. “Conversion Date” means the close of business on the date that the Borrower files with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation increasing the authorized number of shares of Common Stock and/or effecting a reverse stock split of the Common Stock so that the Borrower has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of this Note and all of the Other Notes.

(b) If the Borrower shall at any time after the date hereof (i) issue Common Stock as a dividend or distribution on all shares of Common Stock of the Borrower, (ii) split or otherwise subdivide its outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.
    (c) In case of any reclassification, change or exchange of outstanding shares of Common Stock (except for a change as a result of a subdivision or combination of such shares), or in case of any consolidation of the Borrower with, or merger of the Borrower into, another corporation (except for a merger or a consolidation in which the Borrower is the continuing corporation and which does not result in any reclassification, change or exchange of outstanding shares of Common Stock other than a change as a result of a subdivision or combination of such shares), or in case of any transfer to another corporation of the assets of the Borrower as an entirety or substantially as an entirety, or if the Borrower shall declare a dividend or distribution (except in shares of Common Stock or in securities directly or indirectly convertible into or exchangeable for shares of Common Stock) upon the shares of Common Stock payable otherwise than in cash out of earned surplus, this Note shall thereafter be convertible pursuant to this Section 3 (to the extent this Note is then convertible) into the kind and amount of shares and other securities and property that the Payee would have earned or would have been entitled to receive immediately after such reclassification, change, exchange, consolidation, merger, transfer, dividend or distribution, had this Note been converted immediately prior to the effective date of such reclassification, change, exchange, consolidation, merger or transfer or immediately prior to the date for the determination of security holders of record entitled to receive such dividend or distribution.

(d) At the option of the Payee, to avoid the issuance of any fractional shares upon any conversion (to the extent this Note is then convertible), adjustment therefor may be made in cash in an amount equal to the same fraction of the Conversion Price in effect on the date of such conversion.

4. To exercise the conversion privilege at any time when such privilege is exercisable in accordance with the terms of this Note, the Payee shall surrender this Note, with the attached form of Conversion Notice duly completed, to the Borrower at the principal office of the Borrower or at such other place as the Borrower may designate. As promptly as practicable after surrender of this Note as aforesaid but in no event later than three business days thereafter, the Borrower shall issue and deliver to the Payee a certificate or certificates for the number of shares of Common Stock and/or other securities issuable or deliverable upon the conversion of this Note or such designated portion hereof in accordance herewith and cash in respect of any fraction of a share of Common Stock for which the Payee has elected to receive cash. Such conversion shall be deemed to have been effected at the time when such notice shall have been received by the Borrower and this Note shall have been surrendered as aforesaid, and the person in whose name any certificate for shares of Common Stock or other securities shall be issuable upon such conversion shall be deemed to have become on such date the holder of record of the shares or other securities represented thereby.

5. The Borrower covenants and agrees that it will at all times following the Conversion Date, to the extent this Note is outstanding, reserve and keep available such number of its duly authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note and the exercise or conversion of all other outstanding securities exercisable or convertible with respect to shares of Common Stock and that, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of this Note and the exercise or conversion of all other outstanding securities exercisable or convertible with respect to shares of Common Stock at the Conversion Price then in effect, the Borrower will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose.

6. In any case where any payment of interest on, or principal of, this Note shall be required to be made on a Sunday or a legal holiday in the State of New York or a day on which banking institutions doing business in the State of New York are authorized by law to close, then such payment shall be made on the next succeeding business day and such additional time shall be included in the computation of interest.

7. The agreements, undertakings, representations and warranties contained in this Note shall remain operative and in full force and effect and, subject to payment in full of all principal and interest due hereon, and shall survive the surrender and/or delivery of this Note to the Borrower for cancellation or otherwise in connection with the transfer hereof.

8. Except as herein otherwise expressly provided, all notices, requests, demands, consents and other communications required or permitted under this Note shall be in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a person whose address is herein specified may from time to time designate as to itself by notice similarly given to the other such designees in accordance herewith). A notice of change of address shall not be deemed given until received by the addressee. Notices shall be addressed (i) if to the Payee, at its address set forth above, and (ii) if to the Borrower or Borrower, at 2801 Trade Center Drive, Suite 120, Carollton, Texas 75007, Attn: Joseph Restivo.

9. Borrower hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest of this Note. No waiver of any provision of this Note, or any agreement or instrument evidencing or providing security for this Note, made by agreement of Payee and any other person or party, shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of Borrower under this Note. No failure to exercise and no delay in exercising, on the part of Payee, any right, power or privilege under this Note shall operate as a waiver thereof nor shall simple or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power, right or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

10. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. This Note is governed by and to be construed in accordance with the laws of the State of New York without regard to its doctrine of conflict of laws. Borrower, by its execution hereof (i) agrees that any legal suit, action or proceeding arising from or related to this Note may be instituted in a state or federal court located in the State of New York; (ii) waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (iii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

GVI SECURITY SOLUTIONS, INC.

By:
Name: Steven Walin
Title: Chief Executive Officer

NOTICE OF CONVERSION

To be executed by the owner of the attached Note if such owner desires to convert the attached Note:

The undersigned owner of the attached Note hereby

☐	irrevocably exercises the option to convert such Note into shares of Common Stock of GVI Security Solutions, Inc. (“GVI Shares”) in accordance with the terms of such Note,

☐	elects to receive payment in cash for any fractional share issuable upon such conversion,

and directs that the GVI Shares issuable and deliverable upon such conversion, together with any check in payment for any fractional share as to which an election to receive cash is made above, be delivered to the undersigned.

Dated: ________________________